SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2013

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On January 2, 2013 we reported the closing of our acquisition of Medmarc Insurance Group (Medmarc) effective January 1, 2013. As a result of the transaction, Medmarc became part of ProAssurance through an all cash, sponsored demutualization.

The sponsored demutualization converted Medmarc into a non-public stock company. Simultaneously, under the terms of the Stock Purchase Agreement, ProAssurance purchased all of Medmarc’s newly authorized stock for a cash price of $153.7 million. Medmarc will use the cash received from ProAssurance to provide Eligible Members with cash payments and future policy credits as outlined in the Plan of Conversion. The Plan of Conversion defines an Eligible Member as a medical technology or life sciences company with an in-force policy issued by a Medmarc company at any time from December 31, 2010 through June 30, 2012. Policies with effective dates between June 27, 2012 and June 30, 2012, must have had a quote issued on or before June 26, 2012.

A copy of the news release announcing the closing of this transaction is included as Exhibit 99.1 and included in this Item by reference.

Item 7.01                   Regulation FD Disclosure

On January 2, 2013 we reported the closing of our acquisition of Medmarc Insurance Group (Medmarc) effective January 1, 2013. A copy of the news release announcing the closing of this transaction is included as Exhibit 99.1 and included in this Item by reference.

Item 9.01 Financial Statements and Exhibits
99.1 News release reporting our acquisition of Medmarc effective January 1, 2013.
SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2013
PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President